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                                                                    Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Clarent Corporation pertaining to the ACT Networks 1987 Stock Option Plan, ACT Networks 1993 Stock Option Plan, ACT Networks 1995 Stock Option/Stock Issuance Plan, ACT Networks 1997 Stock Incentive Plan, ACT
Network 1997 Non-Executive Officer Stock Option/Stock Issuance Plan and certain other non-plan option grants of our report dated January 19, 2000 with respect to the consolidated financial statements and schedule of Clarent Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


Palo Alto, California                                      /s/ ERNST & YOUNG LLP
August 23, 2000